                                 EXHIBIT 2B

                           ASSET PURCHASE AGREEMENT

   THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of ________________, 1997 ("Execution Date") by and among MILTON ABELL, an individual resident in the State of Georgia ("ABELL") doing business as Classic Golf Shops," "Hydroturf" and "Golf 101" (except where the context requires otherwise, collectively referred to herein as the ("Companies") Classic Golf Management, Inc., a Georgia corporation ("Buyer") and CEC PROPERTIES, INC., a Delaware corporation ("CEC").

                                R E C I T A L S

   (l    ABELL owns of record and beneficially all right, title and interest in and to the Companies.

   (m    Buyer is a wholly-owned subsidiary of CEC

   (n    ABELL desires to sell the assets (as that term is defined in
Section 1) to the Buyer, and the Buyer desires to purchase the Assets from ABELL, upon the terms and subject to the conditions contained in this Agreement.

                             TERMS AND CONDITIONS

   NOW, THEREFORE, in consideration of the foregoing recitals and premises, and the mutual promises, agreements, representations and warranties herein contained, the parties hereto agree as follows:

   (i) CERTAIN DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meaning indicated unless the context requires otherwise.

   "Assets" means and includes all assets of the Companies, whether tangible or intangible, including without limitation, all trademarks; tradenames; service marks; inventory; fixed assets; fixtures, furnishings and equipment; packaging materials and supplies' prepaid items; customer lists; transferable licenses, permits and registrations; and all work-orders and contract rights. An inventory of such items set out by each of the entities which comprise the Companies is attached hereto as Exhibit 1. "Assets" do not include cash or accounts receivable.

   "Balance Sheet" means the individual balance sheets of each of the entities which comprise the Companies.

   "Closing" refers to the closing of the Asset purchase transaction and the exchange and delivery of all of the documents and consideration generally described in this Agreement.

   "Closing Date" means _____________, 1997 or such earlier date as provided in Section 10 below.

   "Execution Date" refers to the date all parties have agreed to have signed this Agreement, which date is set forth above.

   "Interim Period" refers to the period from the Execution Date to and including the Closing Date.

   (ii) AGREEMENT TO SELL AND TRANSFER THE ASSETS. Upon the terms and subject to all of the conditions contained herein and upon the performance by the parties hereto of their obligations hereunder, ABELL hereby agrees to sell, assign, transfer and deliver to the Buyer, on and as of the Closing Date, all of the Assets, by delivering to the Buyer at the Closing appropriate assignments, conveyances and bills of sale validly transferring the Assets to the Buyer as required by the terms of this Agreement.

   (iii)   PURCHASE PRICE FOR THE ASSETS.

   PURCHASE PRICE AND ADJUSTMENT. As a consideration for the Buyer's purchase of the Assets, and upon and subject to all of the terms and conditions contained herein and upon the performance by each of the parties hereto of their obligations hereunder, the Buyer agrees to pay to ABELL the following ("Purchase Price"):

   Subject to the hereinafter described conditions Buyer shall pay to ABELL the following payments and shall deliver to ABELL shares of CEC Common Stock, $.10 par value in the following amounts at the following times:



                                                On The 13th Month Anniversary      On the 25th Month
                                                Date Of Closing                    Anniversary
Consideration                 At Closing        ---------------                    Date of Closing
-------------                 ----------                                           ---------------
Cash                          $71,750           $10,250                            $10,250

Shares of CEC Common Stock     20,500            10,250                             10,250


   In the event the "Net Revenues" to Buyer as a result of the acquisition of the Companies for each of the two full fiscal years of Buyer subsequent to the Closing Date commencing with the fiscal year ending October 31, 1998, shall not aggregately equal at least one hundred thousand dollars ($100,000) per year (the "Target Income") then and in that event the number of shares to be delivered to ABELL pursuant to subparagraph 3.1.1. hereinabove shall be reduced by a percentage determined as follows:

               Projected revenues:                     $100,000
               41% of ABELL's annual compensation:       32,800
               Payment pursuant to Sec. 3.11:            10,250
                                                       --------
                                                        $43,050
                                                       ========

   Assume as an example that annual revenues are $90,000 then the following calculations shall take place:

              Projected annual revenues:               $100,000
              Actual annual revenues:                  ( 90,000)
                                                       ---------
                                                         10,000
                                                90,000 / 100,000 = .9
                                                       ---------
                                                         43,050
                                                         x   .9
                                                       ---------
                                                         38,745
                                                43,050 - 38,745  / $3.00

                                                        = 1,435 shares

Accordingly, the number of shares delivered or to be delivered would be reduced by 1,435. In the event the number of shares to be delivered is insufficient to meet the shortfall then ABELL shall return a sufficient number of shares from the shares already received as is necessary so as to meet the difference. "Net Revenues" shall mean the net income from Companies revenues received after all expenses of the Companies, including a prorata portion (41%) of the compensation to be paid to ABELL pursuant to his Employment Contract with Classic Golf Management, Inc. Notwithstanding the foregoing, no deductions against revenues shall be made for any expenses incurred by CLASSIC in connection with its obtaining of additional business opportunities so long as such expenses are approved by the Boards of Directors of CLASSIC and PURCHASER.

   If the average bid and asked price of the CEC common stock as traded in the public market in which such stock trades shall for ten (10) days preceding the twenty-fourth (24th) month anniversary date of the Closing Date (the "Average Price") be less than three dollars ($3.00) per share then CEC shall, within forty-five (45) days, pay ABELL the difference between the Average Price and $3.00 per share in cash, subject to any pro rata reduction as a result of the effect of Section 3.1.2 hereinabove on the aggregate shares then held by ABELL.

   Paul Balalis shall provide his personal guaranty of the payments required pursuant to this Section 3.1 in the form of Schedule 3.1 attached.

   CLOSING DELIVERY. At the Closing Date, the Buyer will delivery the required shares to ABELL to be held pursuant to the terms of this Agreement.

   ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to the Assets on the basis set forth in the attached Schedule 3.3. All parties to this Agreement agree to utilize that allocation for tax and accounting purposes.

   NO LIABILITIES ASSUMED. The Buyer has not assumed, voluntarily or otherwise, or agreed to perform, discharge, satisfy or be responsible for, any indebtedness, obligation or liability of ABELL of any nature whatsoever, whether known or unknown, suspected or unsuspected, and whether or not accrued, contingent or otherwise.

(iv) REPRESENTATIONS AND WARRANTIES OF ABELL. The following representations and warranties of ABELL are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

   VALIDITY AND ENFORCEABILITY OF AGREEMENT. All proceedings or actions required to be taken by ABELL relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been properly taken. This Agreement has been duly executed, and is a valid and binding obligation of ABELL enforceable in accordance with its terms (except as enforcement may be affected by (i) laws of general application relating to the enforcement of creditors' rights or (ii) the availability of equitable remedies which are subject to the discretion of the court before which any proceeding therefor may be brought.)

   EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by ABELL will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights, under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of any of the Companies's organizational provisions, or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which ABELL or any of the Companies is a party or by which it or they may be bound or affected which effects the Assets.

   ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the entities which comprise the Companies is owned entirely by ABELL. ABELL has all requisite power and authority and is entitled to carry on the Companies's business as now being conducted.

   BALANCE SHEETS. The Balance Sheets: (i) was/will be prepared from the books and records of the Companies; (ii) was/will be prepared on a basis consistent with all previous statements; (iii) sets forth fairly the financial position of the Companies as at the respective dates of the Balance Sheets; and (iv) contains and reflects all necessary adjustments (which consist only of normal recurring accruals) for a fair presentation of the Companies's financial positions as at the respective dates of the Balance Sheets. The Balance Sheets show no liabilities. ABELL represents and warrants that the Net Revenues for the last fiscal year for each of the Companies was no less than:

                Classic Golf Shops      $70,000
                Hydroturf               $35,000
                Golf 101                $35,000

   TAXES AND TAX RETURNS. All taxes, duties, fees and imposts (collectively "Taxes"), imposed, levied or assessed by the United States or by any state, municipality, subdivision or instrumentality of the United States, or by any other taxing authority, which are due and payable by the Companies and which affect the Assets, and all interest and penalties thereon, whether disputed or not, have been paid in full; all tax returns and other information, certificates and declarations required to be filed in connection therewith and which affect the Assets have been accurately prepared and duly and timely filed; and all deposits required by law to be made by the Companies with respect to any Taxes and which affect the Assets, or ABELL's ability to convey the Assets, have been duly and timely made.

   TITLE TO THE ASSETS. ABELL has good and marketable title to all of the Assets. ABELL will disclose to Buyer, in writing, at or prior to the Closing, any of the Assets not in the Companies's possession. None of the Assets is subject to any mortgage, pledge, lien, charge, security interest, purchase money or otherwise (perfected or unperfected), encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. To the best of ABELL's knowledge, all of the Assets are in good operating condition and repair, ordinary wear and tear excepted, are in all material respects suitable for the purposes used, and are in all material respects capable of utilization by the Companies and the Buyer after the Closing Date for the purposes for which they are now being utilized.

   TRADE NAMES, TRADEMARKS AND COPYRIGHTS. The Schedule of Trade Names attached hereto as Schedule 4.7 contains a complete and accurate list of all trademarks, service marks, trade names, copyrights, trademark registrations or applications or copyright registrations or applications owned or utilized by ABELL with respect to the Companies. To the best of ABELL's knowledge, none of the trademarks, service marks, trade names, copyrights, trademark registrations or applications or copyright registrations or applications described on the Schedule of Trade Names violate or infringe upon the trademark, copyright or other proprietary right of any other corporation, entity or individual, or have been abandoned or are the subject of any cancellation petition or proceeding and ABELL has not received any notice of such alleged violation or infringement.

   CUSTOMERS. To the best of ABELL's knowledge, the Schedule of Customers attached as Schedule 4.8 contains an accurate and complete list of the current customers of each of the Companies, by entity. ABELL has no information, nor is he aware of any facts, indicating that any of its current customers intends to cease doing business with the Companies or to materially lower the amount of the business that each such customer is presently doing with the Companies.

   CONTRACTS AND AGREEMENTS. To the best of ABELL's knowledge, the Schedule of Contracts attached as Schedule 4.9 contains an accurate and complete list setting forth a description of each material indenture, agreement, contract, royalty agreement, license agreement, work-order, marketing agreement or any other services purchased or sales contract, agreement or arrangement, whether written or oral, or other material obligation, if any, to which each of the Companies by entity or ABELL is a party, or by which they are bound as of the date hereof relating to the Assets to be sold. To the best of ABELL's knowledge, each of the contracts, agreements or arrangements described on the Schedule of Contracts is a valid and binding obligation of the parties thereto and to the best of ABELL's knowledge no party to any such contract, agreement or arrangement is in material default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice or both, would constitute a material default thereunder or would cause the acceleration of any material obligation of any party thereto, or the creation of a lien or encumbrance upon any of the Assets. The consummation of this Agreement will not constitute a default under or otherwise materially adversely affect the rights of the Companies under any contract, agreement or arrangement described on the Schedule of Contracts or require the consent of any party thereto. True and complete copies of all contracts, agreements or arrangements described on the Schedule of Contracts have been attached as exhibits or made available to the Buyer.

INSURANCE COVERAGE. To the best of the ABELL's knowledge, the Schedule of Insurance set forth at Schedule 4.10 attached contains a complete and accurate description of each insurance policy maintained by ABELL affecting, relating to or covering the Assets. To the best of ABELL's knowledge, each such insurance policy described on the Schedule of Insurance is a valid and binding obligation of the insurer, and neither ABELL nor the insurer is in material default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice or both, would constitute a material default thereunder or give rise to a right to cancel such policy. The insurance policies of the Companies are in amounts deemed to be sufficient in view of the business of the Companies.

   INVENTORY. The inventories of goods ("Inventories") shown on the Balance Sheets consist of items of a quality and quantity useable and saleable in the ordinary course of business by the Companies, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the respective books of the Companies, to net realizable market value or have been provided for by adequate reserves. All items included in the inventories are the property of the Companies, except for sales made in the ordinary course of business since the date of the Balance Sheets; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the respective books of the Companies. No items included in the Inventories have been pledged as collateral or are held by the Companies on consignment from others. The inventories shown on all Balance Sheets are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

   OTHER TANGIBLE PERSONAL PROPERTY. Schedule 4.12 to this Agreement is a complete and accurate schedule describing and specifying the location of, all vehicles, machinery, equipment, furniture, supplies, tools, molds, patterns, drawings, and all other tangible personal property owned by, in the possession of, or used by the Companies in connection with their respective businesses, except Inventories. The property listed in Schedule
4.12 constitutes all tangible personal property necessary for the conduct by the Companies of their respective businesses as now conducted. All of the vehicles listed in Schedule 4.12 are in good condition and repair and have current smog certifications.

   Excepted as stated in Schedule 4.12, no personal property used by the Companies in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of ABELL.

   TRADE SECRETS. Schedule 4.13 to this Agreement is a true and complete list, without extensive or revealing descriptions, of the Companies's trade secrets, including all customer lists, processes, know-how and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Schedule. each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

   ABELL is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 4.13. ABELL has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to ABELL and not to be divulged or misused.

   All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to ABELL's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of ABELL or the Companies.

   EXISTING EMPLOYMENT CONTRACTS. Schedule 4.14 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which ABELL or the Companies is a party or by which ABELL or the Companies is bound; all these contracts and arrangements are in full force and effect, and neither ABELL or the Companies, nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of ABELL, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to ABELL's knowledge, threatened labor dispute, strike, or work stoppage affecting the Companies' business.

   INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS.  Except as set forth in
Schedule 4.15 neither ABELL nor any employee of the Companies, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of the Companies or in any person from whom or to whom the Companies are doing business.

   PERSONNEL IDENTIFICATION AND COMPENSATION. Schedule 4.16 is a list of the names and addresses of all employees, agents, and manufacturer's representatives of the Companies, stating the rates of compensation payable to each. At the Closing there shall be no obligation of any kind owed to or related to the employees or their employment.

   COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. To the best of ABELL's knowledge, ABELL and the Companies have complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to their respective businesses, properties or operations as presently conducted which affect the Assets or the Companies' ability to convey the Assets to Buyer hereunder. To the best of ABELL's knowledge neither the ownership nor use of the Assets nor the conduct of the Companies' businesses conflicts in any material respect with the legal rights of any other person, firm or corporation.

   BROKERAGE AND FINDER'S FEES. Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

   LITIGATION. There are no known claims, legal actions, suits, arbitrations, or to best of ABELL's knowledge governmental investigations or other legal or administrative proceedings or orders, decrees or judgments in progress, pending or in effect, or, to the best knowledge of ABELL's knowledge threatened against or relating to ABELL or the Companies, the Assets or the transactions contemplated by this Agreement.

   CONSENTS TO ASSIGNMENT Except as otherwise set forth in this Agreement no written consents to assignment of any lease, contract or agreement to which the Companies is presently a party or by which they are bound is required in connection with the transactions contemplated by this Agreement.

   INVESTMENT. ABELL has reviewed the CEC filings with the Securities and Exchange Commission ("SEC"), is an accredited investor as defined by the SEC and agrees that any CEC shares which he receives pursuant to this Agreement are taken by him for investment and not for resale. He understands and agrees that such shares will carry a restrictive legend indicating they are held for investment purposes and can only be resold pursuant to applicable securities laws.

   BENEFIT PLANS; ERISA.

   None of the Companies has ever established, adopted, maintained, sponsored, contributed to, participated in or incurred any liability with respect to any Employee Benefit Plan.

   The Companies have not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

                           ENVIRONMENTAL MATTERS.

   Neither ABELL nor the Companies are liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar legal requirement, at or with respect to any site.

   ABELL has never received any notice or other communication (in writing or otherwise) from any governmental body or other person regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No person has ever commenced or threatened to commence any contribution action or other proceedings against the Companies in connection with any such actual, alleged, possible or potential liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Companies becoming subject to, any such liability.

   The Companies have never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). The Companies have never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

          (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by any of the Companies;

          (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

          (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by any of the Companies.

   MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations or warranties set forth in this Section 4 are false or misleading in any material respect, or omits to state any fact required to be stated therein or necessary in order to make any of the statements therein not misleading in any material respect in light of the circumstances under which they are made.

   (v)  CERTAIN COVENANTS AND AGREEMENTS OF ABELL.

   CONDUCT OF BUSINESS BEFORE THE CLOSING. Prior to the Closing (a) ABELL shall cause the Companies to conduct their businesses diligently, in good faith and in the ordinary and usual course, consistent with past practices; and (b) none of the Assets will be sold, assigned, conveyed, transferred, encumbered, pledged or subjected to any lien, right or security interest of any third party.

   ACCESS AND INFORMATION. Prior to the Closing ABELL will afford the Buyer, its counsel, accountants and other representatives, reasonable access to all of the properties, books, contracts and records of the Companies and any records concerning the Companies maintained and accumulated by the counsel and/or accountants to the Companies pertaining to the Assets, and will furnish such persons and entities with all information, including copies of books, contracts and records, concerning the affairs of the Companies as they relate to the Assets which the Buyer or its representatives may reasonably request.

   NON-COMPETITION. For a period of three (3) years from and after the Closing Date ABELL agrees that he will not engage in the same business as the Companies within the State of Georgia. In the event the covenants, conditions or limitations of this provision are invalid or unenforceable in part by reason of being too broad in scope, too long in duration or applicable to too wide a geographic area, such covenants, conditions and limitations shall not totally fail but shall be deemed and construed in all respects to be limited to the maximum scope, duration and area permitted by law, and in such manner to be specifically enforceable to carry out the intent of the parties.

   SALES AND USE TAXES. Any sales or use taxes imposed on or as a result of the transfer of the Assets from the Companies to the Buyer shall be the sole responsibility of, and shall be paid by ABELL and ABELL shall indemnify and hold Buyer harmless on account thereof.

   (vi) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The following representations and warranties of the Buyer are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

   VALIDITY AND ENFORCEABILITY OF AGREEMENT. All proceedings or corporate actions required to be taken by the Buyer relative to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been or will shortly be properly taken. This Agreement has been duly executed on behalf of the Buyer and is a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be affected by (i) laws of general application relating to the enforcement of creditors' rights, or (ii) the availability of equitable remedies which are subject to the discretion of the court before which any proceedings therefor may be brought.

   EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by the Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the Buyer's Articles of Incorporation or Bylaws, or any fran-chise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which the Buyer is a party or by which it may be bound or affected.

   ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. To the best of Buyer's knowledge, the Buyer has all requisite corporate power and authority and is entitled to carry on its business as now being conducted. Buyer is a wholly-owned subsidiary of CEC.

   BROKERAGE AND FINDER'S FEES. The Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

   MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations or warranties set forth in this Section 6 is false or misleading in any material respect, or omits to state any fact required to be stated therein or necessary in order to make any of the statements therein not misleading in any material respect in light of the circumstances under which they are made.

   (vii)  COVENANTS OF THE BUYER.

   Prior to the Closing Date, the Buyer agrees not to divulge, communicate, use to the detriment of the Companies or for the benefit of any other corporation, entity or individual, or misuse in any way, any confidential information or trade secrets of the Companies; provided, however, such obligation shall terminate upon the occurrence of any of the following: (i) where such information now or hereafter becomes part of the public domain, and the Buyer has not obtained or learned such information as the result of "misappropriation" or "improper means," as those terms are defined in California Civil Code, Section 3426.1; (ii) such information is already in the possession of the Buyer at the time of the disclosures so long as it was acquired from other than the Companies or otherwise than by misappropriation or improper means; (iii) such information hereafter comes into the possession of the Buyer from a third party without breach of this contract; or (iv) such information is independently developed by the Buyer.

   In the event Buyer determines to abandon the business of ABELL acquired hereunder then and in that even Buyer shall promptly so notify ABELL in writing whereupon ABELL shall have the option of acquiring the shares of Buyer at their then current fair market value. Should ABELL elect to exercise the option granted herein then ABELL shall notify Buyer within thirty (30) days of his receipt of Buyer's notice. ABELL shall include with said notification his estimate of the fair market value. In the event Buyer and ABELL are unable to agree on the fair market value within twenty (20) days of he receipt of Buyer's estimate then they shall, within twenty (20) days each select an appraiser, who in turn shall together select a third appraiser, who shall each appraise the value of the shares of Buyer. The appraisal which is neither the highest nor the lowest shall be utilized as the fair market value. Each party shall pay the costs of its own appraiser and shall divide equally the costs of the third appraiser. ABELL shall pay the amount of the fair market value to CEC within fifteen (15) days of its determination whereupon CEC shall deliver to ABELL the shares of Buyer. In delivering payment ABELL may deliver to CEC shares of CEC Common Stock which shall be credited against the payment amount at the rate of three dollars ($3.00) per share. Notwithstanding the foregoing (i) in no event shall the fair market value determination be in excess of six hundred fifty thousand dollars ($650,000) and (ii) this Section 7.2 shall only be operative in the event CEC determines to abandon the business of Buyer and shall in no way be operative in the event CEC shall elect to reorganize, merge or affiliate with another entity.

   (viii) BULK TRANSFER LAW COMPLIANCE. Buyer shall have given notice, if required, in compliance with the Georgia provisions of the Commercial Code ("Bulk Transfer Law"), of the intended sale of the Assets contemplated by this Agreement. Compliance with the Bulk Transfer Law shall be a condition precedent to the Buyer's obligations hereunder. ABELL shall furnish the Buyer with information necessary for the Buyer to prepare the bulk transfer notice, including all names and business addresses used by the Companies within the past three years. To the extent any valid claims of creditors are delivered prior to the Closing Date, such claims shall be paid by ABELL. In the event ABELL elects not to pay any claim ABELL shall deposit the amount withheld with Buyer to be held in an interest earning account pending resolution of the claim.

   (ix) CLOSING DATE. The Closing Date of the transactions contemplated by this Agreement, and the exchange of the consideration and the other documents described herein, shall take place at 10:00 a.m. on October __, 1997 ("Closing Date") at Talley & Darden, P.C., 271 Roswell Street, Marietta, Georgia 30061, or at such other time, on such other date and/or at such other place and date as the parties hereto may agree.

   (x)  CONDITIONS PRECEDENT TO CLOSING.

   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The Closing shall not take place unless all of the following conditions have been fulfilled and satisfied or have been waived in writing by the Buyer (such conditions are solely for the benefit of the Buyer):

   ABELL shall have delivered the assignments, conveyances and bills of sales as required by Section 2 hereof.


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

   ABELL shall have obtained all consents, approvals, orders and/or clearances, if any, required of them in order to consummate the transactions contemplated by this Agreement, including, without limitation, the termination of any security interest in or covering any of the Assets, except for those which may exist with respect to the assumed liabilities.

   There shall not have been discovered any material inaccuracy with respect to any representation or warranty of ABELL contained in this Agreement. ABELL shall deliver to the Buyer at the Closing a certificate certifying the foregoing.

   There shall be no material covenant or agreement of ABELL contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. ABELL shall deliver to the Buyer at the Closing a certificate certifying the foregoing.

   All required time periods under the applicable Bulk Transfer Law shall have expired and there shall have been full compliance with all of the provisions and requirements of the Bulk Transfer Law.

   ABELL shall have executed the investment representation letter in the form of Schedule 11 attached and shall have agreed to hold the shares for no less than two years and for investment purposes only.

   The Stock Purchase Agreement of even date herewith by and between ABELL and CEC shall have closed.

   CONDITIONS PRECEDENT TO OBLIGATIONS OF ABELL. The Closing shall not take place unless all of the following conditions have been fulfilled, satisfied, or have been waived in writing by ABELL (such conditions are solely for the benefit of ABELL):

   There shall not have been discovered any material inaccuracy with respect to any representation or warranty of the Buyer contained in this Agreement. The Buyer shall deliver to ABELL at the Closing a certificate certifying the foregoing.

   There shall be no material covenant or agreement of the Buyer contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. The Buyer shall deliver to ABELL at the Closing a certificate certifying the foregoing.

   The Buyer shall have delivered to ABELL the Purchase Price required to be delivered at the Closing.

   All required time periods under the applicable Bulk Transfer Law shall have expired and there shall have been full compliance with all of the provisions and requirements of the Bulk Transfer Law.

   The Stock Purchase Agreement of even date herewith by and between ABELL and CEC shall have closed.

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

Paul Balalis shall have executed the Guaranty as required by Section 3.1.4 hereinabove.

   (xi)  INDEMNIFICATION.

   ABELL shall indemnify, defend, protect and hold the Buyer, and/or its officers, directors, shareholders, agents, successors and assigns ("Buyer Indemnified Parties"), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, judgments, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that the Buyer Indemnified Parties shall incur or suffer, which claims or liabilities are threatened against the Buyer Indemnified Parties, which arise or result from, or relate to or are in any way connected with any Buyer Event of Indemnity (as defined below). For purposes hereof, the term Buyer Event of Indemnity means and includes any of the followings:

          (i) Any material incorrectness in any representation or warranty of ABELL as set forth in this Agreement or in any schedule, certificate or other document delivered in connection herewith.

          (ii) Any material failure by ABELL to perform his respective covenants or agreements pursuant to this Agreement.

          (iii) Any indebtedness, obligation or liability of the Companies not expressly assumed by the Buyer pursuant to Section 3.4 of the Agreement.

   The Buyer shall indemnify, defend, protect and hold ABELL, and/or his agents, successors and assigns ("ABELL Indemnified Parties"), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, judgments, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that ABELL Indemnified Parties shall incur or suffer, which claims or liabilities are threatened against ABELL Indemnified Parties, which arise or result from, or relate to or are in any way connected with any ABELL Event of Indemnity (as defined below). For purposes hereof, the term ABELL Event of Indemnity means and includes any of the following:

          (i) Any material incorrectness in any representation or warranty of the Buyer as set forth in this Agreement or in any schedule, certificate or other document delivered in connection herewith.

          (ii) Any material failure by the Buyer to perform its covenants or agreements pursuant to this Agreement.

   (xii)   ARBITRATION AND ALTERNATIVE DISPUTE RESOLUTION.

   OBLIGATION TO ARBITRATE. Any dispute between the parties relating to the interpretation and enforcement of their rights and obligations under this agreement shall be resolved solely by arbitration in accordance with the provisions of this section.

   BINDING ARBITRATION. Any dispute between the parties that is to be resolved by arbitration shall be settled and decided by arbitration conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as provided below. Any such arbitration shall be held and conducted in Orange County, California before one arbitrator who shall be selected by mutual agreement of the parties; if agreement is not reached on the selection of an arbitrator within thirty (30) days, then such arbitrator shall be appointed by the presiding judge of the superior court of the county in which the arbitration is to be conducted.

   ARBITRATION RULES AND PROCEDURES. The provisions of the Commercial Arbitration Rules of the American Arbitration Association shall apply and govern such arbitration, subject, however, to the following:

   Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute of limitations or by agreement of the parties, whichever is applicable.

   The arbitrator or arbitrators appointed must be former or retired judges or "attorneys" with at least ten (10) years experience in business and business acquisition matters, or nonattorneys with like experience in the area of dispute.

   All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

   The arbitrator or arbitrators shall prepare in writing and provide to the parties factual findings and the reasons on which the decision of the arbitrator or arbitrators is based.

   Final decision by the arbitrator or arbitrators must be made within ninety (90) days from the date the arbitration proceedings are initiated.

   The prevailing party shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, unless the arbitrator or arbitrators for good cause determine otherwise.

   Costs and fees of the arbitrator or arbitrators shall be borne by the non-prevailing party, unless the arbitrator or arbitrators for good cause determine otherwise.

   The award or decision of the arbitrator or arbitrators, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter.

   The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes which are arbitrated pursuant to this Section.

   (xiii) EXPENSES. Each party shall pay its own expenses (including the fees and expenses of its legal counsel, accountants and any other advisors, consultants or experts) in connection with the transactions contemplated hereunder.

   (xiv) NOTICES. All notices, requests, demands and other communications required or contemplated hereunder shall be in writing, shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the earlier of (a) the date of personal delivery to the person to receive such notice at the address indicated below or (b) if mailed to the person to receive such notice at the address indicated below, four (4) business days after the date of posting by the United States Post Office as evidenced by the execution of the return receipt. The parties' addresses, for all purposes hereof, are as follows:

          ABELL:      Milton Abell
                      510 Powder Spring Street
                      Marietta, Georgia 30064

          Buyer:      Classic Golf Management, Inc.
                      c/o CEC Properties, Inc.
                      1500 W. Balboa Boulevard
                      Suite 201
                      Newport Beach, California 92663
                      Attention: Paul Balalis, President

Notice of change of address shall be given by written notice but shall not be deemed effective until it has been given in the manner detailed in this Section.

   (xv) APPLICABLE LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

   (xvi) ATTORNEYS' FEES AND LITIGATION COSTS. If any suit, legal proceeding, arbitration or other action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceedings or action, in addition to any other relief to which it may be entitled.

   (xvii) NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations, warranties, indemnities, covenants and agreement made by each of the parties hereto shall survive the Closing Date.

   (xviii)   WAIVERS.  No waiver of any breach or default hereunder, or of any condition precedent to the performance of any obligation hereunder, shall be considered valid unless in writing and signed by the parties giving such waiver or against whom such waiver is to be enforced, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

   (xix) INTERPRETATION. The parties hereto acknowledge and agree that each has been given the opportunity to independently review this Agreement with legal counsel, and has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of any ambiguity in or dispute regarding the interpretation of this Agreement, or any provision hereof, the interpretation of this Agreement shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the party who is the draftsman of this Agreement.

   (xx) PARTIAL INVALIDITY AND SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall, in any fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portion thereof.

   (xxi) SECTION HEADINGS. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

   (xxii) REFERENCE TO SECTIONS. All references to sections are deemed to include references to the sections' subsidiary to the section referred to when the context so requires. The term "this Section" refers to the Section of the Agreement in which the reference is made and all other Sections subsidiary to the Section referred.

   (xxiii)   SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, their respective successors and permitted assigns, and each individual party hereto and his or her heirs, personal representatives, estates, successors and permitted assigns.

   (xxiv) FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other instruments, in form and substance mutually agreeable to the parties, as any other party may reasonably require in order to carry out the terms of this Agreement or to implement, complete or further the transactions contemplated by this Agreement.

   (xxv) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   (xxvi) ENTIRE AGREEMENT; AMENDMENT. This Agreement, any all certificates, schedules and exhibits incorporated herein, and all other agreements, documents or writings required to be delivered in connection herewith contain the entire understanding among the parties hereto with respect to the subject matter among the parties hereof and supersedes any and all prior or contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. No addition, modification or amendment of or to any term or provision of this Agreement, or to this Agreement as a whole, shall be effective unless set forth in writing and signed by all of the parties hereto.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

                                      CLASSIC GOLF MANAGEMENT, INC.


/s/ Milton Abell                      By: /s/ Paul Balalis
------------------------------           -------------------------------
Milton Abell                              Paul Balalis, President


                                      CEC PROPERTIES, INC.


                                      By: /s/ Paul Balalis
                                         -------------------------------
                                          Paul Balalis, President